EXHIBIT 99.1

CBRE HOLDING, INC.
355 South Grand Avenue
Suite 3100
Los Angeles, CA 90071-1552

March 27, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

        CBRE Holding, Inc., a Delaware corporation (the "Company"), has received a representation letter for Arthur Andersen LLP ("Andersen"), the Company's independent public accountants, in connection with the issuance of Andersen's audit report included within this filing on Form 10-K with respect to its audits of the consolidated balance sheet of the Company as of December 31, 2001, and the accompanying consolidated statements of operations, cash flows, stockholders' equity and comprehensive income for the period from February 20, 2001 (inception) through December 31, 2001 and the accompanying consolidated balance sheet of CB Richard Ellis Services, Inc., the predecessor to the Company, as of December 31, 2000, and the related consolidated statements of operations, cash flows, stockholders' equity and comprehensive (loss) income for the period from January 1, 2001 to July 20, 2001, and the twelve months ended December 31, 2000 and 1999. In its letter, Andersen has represented to us that the aforementioned audits were subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audits, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct relevant portions of the audits.

Very truly yours,

/s/ JAMES H. LEONETTI James H. Leonetti Chief Financial Officer